Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Discovery Communications, Inc., of our reports dated February 14, 2008 relating to the financial statements of Discovery Communications Holding, LLC and Discovery Communications, Inc. which appear in Discovery Communications, Inc.’s Registration Statement on Form S-4.
/s/ PricewaterhouseCoopers LLP
McLean, VA
September 18, 2008